UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SILVERCREST ASSET MANAGEMENT GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS

38TH FLOOR

NEW YORK, NEW YORK 10019

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

June 11, 2014

It is my pleasure to invite you to attend the 2014 Annual Meeting of the Stockholders (the “Annual Meeting”) of Silvercrest Asset Management Group Inc. (the “Company”), a Delaware corporation, on Wednesday, June 11, 2014, at 10:00 a.m., Eastern Time. The meeting will be held at our New York headquarters, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the “Proxy Statement”):

1. Election of the two nominees named in the Proxy Statement to the Board of Directors to serve until the 2017 annual meeting of stockholders;

2. Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2014; and

3. Action upon such other matters, if any, as may properly come before the meeting.

The Board set April 28, 2014 as the Record Date. Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote. We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy. If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.

By order of the Board of Directors,

David J. Campbell

General Counsel and Secretary

New York, New York

April 30, 2014

ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	7
Nominees for Election to the Board	7
CORPORATE GOVERNANCE	9
MEETINGS AND COMMITTEES OF THE BOARD	14
DIRECTOR COMPENSATION	16
COMPENSATION COMMITTEE REPORT	17
COMPENSATION DISCUSSION AND ANALYSIS	18
Summary Compensation Table	23
Outstanding Equity Awards at 2013 Fiscal Year-End Table	24
2013 Option Exercises and Stock Vested Table	25
EQUITY COMPENSATION PLAN INFORMATION TABLE	28
INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014	32
AUDIT COMMITTEE REPORT	33
OTHER MATTERS	34

SILVERCREST ASSET MANAGEMENT GROUP INC.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on June 11, 2014.

This Proxy Statement and the 2013 Annual Report to Stockholders are available on our Internet website at http://ir.silvercrestgroup.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the two nominees named below as directors and ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2014. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to stockholders on or about April 30, 2014.

When and where will the Meeting be held?

The 2014 Annual Meeting will be held on Wednesday, June 11, 2014, at 10:00 a.m., Eastern Time, at our New York headquarters, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Our headquarters are accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on two proposals:

1.	The election of the following nominees to the Board to serve until the 2017 annual meeting of stockholders (“Proposal No. 1”):

• Wilmot H. Kidd III	• Richard S. Pechter

2.	Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2014 (“Proposal No. 2”).

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR both of the two director nominees to the Board in Proposal No. 1; and

2.	FOR Proposal No. 2.

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to David Campbell and Scott Gerard as proxies, with full power of substitution (“Proxies”), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on April 28, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.voteproxy.com. Follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the webpage;

•	By toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Have your proxy card available when you call and follow the instructions;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by Tuesday, June 10, 2014, at 10:00 AM, Eastern Time, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 and 2.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF NASDAQ’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 2, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by Tuesday, June 10, 2014;

•	Returning a later-dated proxy card;

•	Sending written notice of revocation to David J. Campbell, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

American Stock Transfer, our transfer agent, has been appointed by the Board as the inspector of elections for the Annual Meeting. It will tabulate the votes received for each nominee for director and all other items of business at the Annual Meeting. American Stock Transfer will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations. We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the issued and outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares of our Class A and Class B common stock vote together as a single class. Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum. On the Record Date, there were 7,522,974 and 4,710,045 shares of Class A and Class B common stock, respectively, outstanding.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by NASDAQ. NASDAQ prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 2 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1. For the election of directors, the two nominees for director will be elected if they receive a plurality of the votes cast at the Annual Meeting. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes for that candidate represent a majority. For purposes of the election of directors, votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Proposal No. 2. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes.

Who can attend the Annual Meeting?

Only Silvercrest Asset Management Group Inc. stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting. If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account. You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, by phone at (800) 937-5449 or by mail at 6201 15th Avenue, Brooklyn, New York 11219.

I own my shares indirectly through my broker, bank or other nominee. Will I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner? How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may receive multiple copies of the annual report and proxy statement and other mailings at your household. You can eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household. How can I set the number of copies of the annual report and proxy statement that will be delivered to my household?

Family members living in the same household will receive only one copy per household of the annual report, proxy statement and most other mailings. The only item that will be separately mailed for each registered stockholder or account is a proxy card. If you wish to receive separate copies in your name, apart from others in your household, you must contact our transfer agent, American Stock Transfer & Trust Company, LLC, by phone at (800) 937-5449 or by mail at 6201 15th Avenue, Brooklyn, New York 11219, and request that action. Within 30 days after your request is received we will send you separate mailings. If, for any reason, you and members of your household receive multiple copies and you want to eliminate the duplications, please also contact American Stock Transfer and request that action. That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and I want to receive my own copy of this year’s Annual Report and Proxy Statement. How can I obtain my own separate copy of those documents for the Annual Meeting in June?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, http://ir.silvercrestgroup.com. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (212) 649-0600 or by mail to 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2015 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2015 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our offices at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019, as described below. Applicable Securities and Exchange Commission (“SEC”) rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2015 annual meeting (but not have the proposal included in our proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 90 days and no more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting if such meeting is to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. Therefore, assuming our next annual meeting is held on or about June 11, 2015, we must receive notice of such proposal no earlier than February 11, 2015 and no later than March 13, 2015. The notice must contain the information required by our bylaws. You may obtain a print copy of our bylaws by submitting a request to: 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Our bylaws are also available on our website at http://ir.silvercrestgroup.com. Management may vote proxies in its discretion on any matter at the 2015 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition, any person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the two nominees listed below to serve until our 2017 Annual Meeting of stockholders or until their respective successors are elected and qualified. The Board has nominated Wilmot H. Kidd III and Richard S. Pechter for election as directors. Both of the nominees are current members of the Board. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to the Board has any family relationship with any other nominee or with any of our executive officers. In the normal course of its deliberations, the Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to the Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the Proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as Proxies may vote for the election of any substitute nominees that the Board may propose. The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above.

Nominees for Election to the Board

The following table provides information about our nominees for director as of the Record Date, April 28, 2014:

Name	Age	Position
Wilmot H. Kidd III (1)(2)(3)	72	Director
Richard S. Pechter (1)(2)(3)	69	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.

Wilmot H. Kidd III is a current member of the Board. Mr. Kidd is chairman of the board and president of Central Securities Corporation, a non-diversified, publicly traded, investment company. Mr. Kidd has served as its president since 1973 and became chairman of its board of directors in 2010. Mr. Kidd graduated from Washington & Lee University with a B.S. and from Northwestern University with an M.B.A.

Mr. Kidd has been involved in the financial services industry generally and the financial aspects of the investment company environment specifically for many years. He has extensive financial expertise through his various roles in publicly traded investment companies. In addition, Mr. Kidd’s service as chairman of the board of another public company provides our Company with valuable insights on corporate governance issues that face the Board and our Company. Based on his experience and qualifications, Mr. Kidd was elected as a member of the Board, and we believe he should continue as a Board member.

Richard S. Pechter is a current member of the Board. Mr. Pechter joined Donaldson, Lufkin & Jenrette, or DLJ, in 1969 and spent his career there, retiring in 2000 as a director of the parent and chairman of DLJ’s Financial Services Group and its publicly-owned affiliate, DLJdirect. He is currently a member of the board of governors of the Financial Industry Regulatory Authority, Inc., or FINRA, is a member of the national board of directors of Teach For America, is a member of the board of directors of JDS Therapeutics LLC, and was previously a director of the New York Stock Exchange Regulatory Authority. Mr. Pechter graduated from Yale and received his M.B.A. from the Harvard Business School, where he was a Baker Scholar.

Mr. Pechter has 45 years of experience in the financial services industry in various business, finance and strategic leadership roles. He has broad expertise and knowledge of the investment management business. Through his experience, Mr. Pechter has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, Mr. Pechter possesses an understanding of the regulatory aspects affecting our business through his relationship with FINRA and his prior relationship with the New York Stock Exchange Regulatory Authority. These unique characteristics make him an important asset to the Board. Based on his experience and qualifications, Mr. Pechter was elected as a member of the Board, and we believe he should continue as a Board member.

Other Current Members of the Board

Richard R. Hough III, 44, is our Chief Executive Officer and President and a member of the Board. Mr. Hough has served as President of SAMG LLC since January 2012, as its Chief Operating Officer from July 2010 to November 2013 and as its Chief Executive Officer since November 2013. He has been a member of the Executive Committee since 2007. Mr. Hough, who joined us in 2003, has responsibility for all aspects of our operations, including corporate strategy and development. Previously, Mr. Hough served as the founding national program director of Children’s Scholarship Fund. Mr. Hough also worked in Washington, DC, as a managing editor and policy analyst. Mr. Hough is a member of the Board of Governors of the Investment Adviser Association, a not-for-profit organization that represents the interests of SEC-registered investment adviser firms. He serves on the advisory board of the New Criterion, a monthly review of the arts and intellectual life and on the executive board of Monmouth Council, Boy Scouts of America. Mr. Hough graduated with a degree in politics from Princeton University.

Mr. Hough has been involved in the strategy of our Company for almost eleven years. His various leadership roles enable him to provide valuable insight on the strategic direction of the Company. Based on his experience and qualifications, Mr. Hough was elected as a member of the Board.

Winthrop B. Conrad, Jr., 68, is a member of the Board. Winthrop B. Conrad, Jr. is Senior Counsel, retired, of Davis Polk & Wardwell, LLP, a New York based global law firm. Prior to July 2007, Mr. Conrad was a senior partner at Davis Polk, specializing in capital markets transactions, mergers and acquisitions and general corporate matters. Mr. Conrad is a graduate of Yale College and received his J.D. from Harvard Law School. Davis Polk has not performed and does not perform legal services for us.

Mr. Conrad has extensive experience with corporate transactions, as well as finance, which provides us with important perspectives in those areas. With his broad experience in corporate legal matters, Mr. Conrad is uniquely equipped to provide the Board with insight into capitalization strategies, fiduciary matters, capital markets mechanics and strategic expansion opportunities. Based on his experience and qualifications, Mr. Conrad was elected as a member of the Board.

Albert S. Messina, 66, is a member of the Board. He was elected to the Board on March 19, 2014. Mr. Messina joined our Company in April 2002 as a Managing Director and Portfolio Manager of equity and fixed income portfolios. Prior to 2002, Mr. Messina was a Managing Director at Credit Suisse Asset Management (CSAM), where he served in a similar capacity. He arrived at CSAM as a result of that firm’s merger with DLJ, where he had worked since 1983. Previously, he spent 14 years with Bankers Trust Company, where he advised private clients and oversaw the fiduciary department’s Tax Services Division. Mr. Messina holds a B.A. in Economics from Brooklyn College.

Mr. Messina has decades of experience in the asset management industry, including over a decade of leadership experience at Silvercrest. Based on his experience and qualifications, Mr. Messina was elected as a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR EACH OF THE BOARD’S NOMINEES.

CORPORATE GOVERNANCE

Overview

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance. The compass of our corporate governance practices can be found in our bylaws and our Code of Conduct and Ethics, which were adopted by the Board to guide our Company, our Board and our employees (“Team Members”). Each standing Committee of the Board has a charter, which can be found at http://ir.silvercrestgroup.com, that spells out the Committee’s roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as transactions with related persons and the independence and qualifications of our directors. This “Corporate Governance” section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

Board Composition

The Board currently consists of five directors. Messrs. Conrad, Kidd and Pechter qualify as independent directors under the corporate governance standards of NASDAQ. The Board consists of a majority of independent directors within the meaning of the applicable rules of the SEC and NASDAQ and at least one member, Mr. Kidd, who is an Audit Committee financial expert within the meaning of the applicable rules of the SEC and NASDAQ.

Meetings of Independent Directors

During 2013, the independent directors on the Board met a total of five times. During 2013, the Audit Committee met twice, and the meeting was presided over by Mr. Kidd. Three of the five full Board meetings were presided over by G. Moffett Cochran, then the Chairman of the Board. The final two full Board meetings were presided over by Mr. Hough. For 2014, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board. Mr. Hough is expected to preside over these meetings during 2014.

Staggered Board

The Board is divided into three staggered classes of directors of the same or nearly the same number and each director is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of current Class I directors expires upon the election and qualification of successor directors at this year’s Annual Meeting. The term of Class I directors elected at this year’s Annual Meeting will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2017. The terms of the other directors expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2015 for Class II directors and 2016 for Class III directors.

•	Our Class I directors are Mr. Kidd and Mr. Pechter;

•	Our Class II directors are Mr. Conrad and Mr. Hough; and

•	Our Class III director is Mr. Messina.

While the Board is set at five directors, our second amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors serving on the Board shall be fixed from time to time by a resolution of a majority of the Board, provided that the Board shall consist of no fewer than three directors nor more than eleven directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the Board.

Board Leadership Structure

The Board consists of two non-independent directors and three independent directors. Since the death of G. Moffett Cochran, our former Chairman and Chief Executive Officer, we have not had a Chairman of the Board. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. To this end, the Board does not have a policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change.

Stockholder and Interested Party Communications with the Board

Communications with the Board Generally. Stockholders who desire to communicate with the Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. The General Counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication. If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the General Counsel will not open the communication. Communications will be forwarded by the General Counsel to the Board or any specified directors on a bi-monthly basis. The General Counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity. In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders so that stockholders can communicate with the Board during these meetings.

Interested Party Communications with our Independent Directors, our Non-Management Directors. Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors or our non-management directors as a group, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors or the non-management directors as a group, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. The General Counsel will not open a communication that is addressed to one or more of our independent directors or our non-management directors as a group and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication. Such communications will not be disclosed to the non-independent or management members of the Board or to management unless so instructed by the independent or non-management directors. Communications will be forwarded by the General Counsel on a bi-monthly basis. The General Counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

Identifying Director Candidates. When seeking candidates for election and appointment to the Board, our Nominating and Corporate Governance Committee will consider candidates that possess the integrity, leadership skills and competency required to direct and oversee our management in the best interests of our stockholders, clients, employees, communities we serve and other affected parties, and consider the competency of the Board as a whole. With respect to the two director nominees, the Nominating and Corporate Governance Committee focused on the information described in each of the Board members’ biographical information set forth above.

Stockholder Recommendations for Director Candidates. The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our bylaws. The bylaws require that a stockholder’s nomination be received by the corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The notice should include the following information about each proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned of record and beneficially by the nominee, the consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice (the “Proposing Stockholder”) should provide (A) the name and address of the Proposing Stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Company which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. You may obtain a copy of our bylaws by submitting a request to: Silvercrest Asset Management Group Inc., Office of the General Counsel, 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Our bylaws also are available on our website at http://ir.silvercrestgroup.com.

Code of Ethics and Business Conduct

We expect and require all of our employees and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Conduct and Ethics, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. A complete copy of our Code of Conduct and Ethics is available on our website at http://ir.silvercrestgroup.com.

Policy on Related Person Transactions

As a general matter, it is our preference to avoid related person transactions as we recognize that they can present potential or actual conflicts of interest. We recognize, however, that there are situations where related person transactions may be in the best interests of the Company and our stockholders, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or obtains products or services to or from related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, we have adopted a Company policy for the review, approval or ratification of related person transactions, which is generally described below.

For the purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. “Related person” means (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; and (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

When we become aware of a person’s status as a beneficial owner of more than 5% of any class of the our voting securities, our General Counsel is required to create a list, to the extent the information is readily available, of (i) if the person is an individual, the same information as is requested of directors and executive officers, and (ii) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity, and update the list on a quarterly basis.

Related person transactions that are identified as such prior to their consummation or amendment may be consummated or amended only if the following steps are taken:

1.	Prior to entering into the related person transaction, the related person provides notice to the General Counsel of the facts and circumstances of the proposed transaction, including an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

2.	If our General Counsel determines that the proposed transaction involves an amount in excess of $120,000 and is a related person transaction, the proposed transaction is reviewed by our Audit Committee.

3.	The Audit Committee considers all of the relevant facts and circumstances available to it and may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith.

At the Board’s first meeting of each fiscal year, including this Annual Meeting, the Board must review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months. Based on all relevant facts and circumstances, the Board must determine if it is in the best interests of the Company and its stockholders to renew, modify or terminate the related person transaction.

Current Related Person Transactions

Registration Rights Agreement. Pursuant to a resale and registration rights agreement that we entered into with our principals, we have agreed to use our best efforts to file a registration statement for the sale of the shares of our Class A common stock that are issuable upon exchange of Class B units as soon as practicable after we become eligible to file a registration statement on Form S-3, which we expect to be one year after the consummation of our initial public offering. We expect to cause that registration statement to be declared effective by the SEC as soon as practicable thereafter. Pursuant to this agreement, when Silvercrest L.P. issues any Class B units to its employees, partners or other consultants pursuant to the 2012 Equity Incentive Plan, the recipient will be entitled to the same resale and registration rights, and will be subject to the same restrictions, as the principals holding Class B units outstanding after our initial public offering.

Tax Receivable Agreement. We have entered into a tax receivable agreement with our principals, and will enter into a tax receivable agreement with any future holders of Class B units, that requires us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15% of cash savings, if any, realized. The tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed upon value of payments remaining to be made under the agreement. The tax receivable agreement will automatically terminate with respect to our obligations to a principal if a principal (i) is terminated for cause, (ii) breaches his or her non-solicitation covenants with our Company or (iii) voluntarily resigns or retires and competes with our Company in the 12-month period following resignation of employment or retirement, and no further payments will be made to such principal under the tax receivable agreement.

Management of Employees’ Personal Funds. The Company manages the personal funds of many of its employees and members of the families of those employees, including Messrs. Hough, Gerard, Campbell and Messina and the estate of our former Chairman and Chief Executive Officer, G. Moffett Cochran, pursuant to investment management agreements in which it has agreed to reduce the advisory fees it charges to such employees and members of their families. The value of the discount to the investment advisory services provided by the Company to Mr. Cochran and his estate in 2013 was approximately $295,000. The value of services provided by the Company to other executives was not significant.

Other. During 2013, the Company incurred approximately $780,000 for payments to be made through November 2014 to a relative of the Company’s former Chief Executive Officer, Mr. Cochran, who passed away in November 2013.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any Committee of which the director is a member and to be reasonably available to management and the other directors between meetings. Our entire Board met five times during 2013. Messrs. Conrad, Kidd, and Pechter attended three of the five meetings in person and the other two by conference telephone call. All three independent directors attended both meetings of the Committees on which they serve. The Pricing Committee meeting was held by conference telephone call. The Audit Committee meeting was held, and all three independent directors attended that meeting, in person.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of NASDAQ. In 2013, the Audit Committee met once. The following table sets forth the names of each current Committee member and the primary responsibilities of each Committee.

Name of Committee and Members	Primary Responsibilities
Audit Winthrop B. Conrad, Jr. Wilmot H. Kidd III (Chairman) Richard S. Pechter

•    Reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•    Reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•    Reviews our financial risk and control procedures, compliance programs regarding risk assessment and management and significant tax, legal and regulatory matters; and

•    Appoints our independent registered public accounting firm annually, evaluates its independence and performance, determines its compensation and sets clear hiring policies for employees or former employees of the independent registered public accounting firm.

Compensation Winthrop B. Conrad, Jr. Wilmot H. Kidd III Richard S. Pechter (Chairman)

•    Reviews, approves, and makes recommendations to the Board with respect to the compensation of our executive officers;

•    Oversees, administers, and makes recommendations to the Board with respect to our cash and equity incentive plans; and

•    Reviews and makes recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Winthrop B. Conrad, Jr. (Chairman) Wilmot H. Kidd III Richard S. Pechter

•    Makes recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•    Advises the Board with respect to the corporate governance principles applicable to us;

•    Oversees the evaluation of the Board and management;

•    Reviews and approves in advance any related person transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the Committee;

•    Reviews the form and amounts of director compensation and makes recommendations to the Board with respect thereto; and

•    Establishes guidelines or rules to cover specific categories of transactions.

The Board has adopted written charters for each Committee setting forth the roles and responsibilities of each Committee. Each of the charters is available on our website at http://ir.silvercrestgroup.com.

Board’s Role in Risk Oversight

The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and other matters presented to the Board. The board exercises its responsibilities periodically as part of its meetings and also through the Board’s three Committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The Audit Committee has primary responsibility for reviewing and discussing our practices regarding risk assessment and management, including any guidelines or policies that govern the process by which we identify, monitor and handle major risks. The Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk-taking. Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.

The Board’s role in risk oversight of our Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, with the Board and its Committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systematic and effective approach for identifying, managing and mitigating risks throughout our Company.

Compensation Committee Interlocks and Insider Participation

None of the members who served on our Compensation Committee at any time during fiscal 2013 had any relationship with the Company requiring disclosure under the section of this Proxy Statement entitled “Related Person Transactions.” Also, none of our executive officers serves as a member of the Board or compensation committee, or other committee serving an equivalent function, of another entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of an annual retainer of $50,000 and an additional $5,000 annually per Committee on which the director serves. Management directors do not receive any additional compensation for services as a director. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, Committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our directors at any time.

2013 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to our directors who are not named executive officers for our last fiscal year:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Winthrop B. Conrad, Jr.	65,000	65,000
Wilmot H. Kidd III	65,000	65,000
Richard S. Pechter	65,000	65,000

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet the independence, experience and other qualification requirements of the NASDAQ listing standards, and the rules and regulations of the SEC. Richard S. Pechter is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at http://ir.silvercrestgroup.com/.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity, objectivity and in conformity with SEC regulations. Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard S. Pechter, Chairman

Winthrop B. Conrad, Jr.

Wilmot H. Kidd III

COMPENSATION DISCUSSION AND ANALYSIS

This section summarizes the material elements and principles underlying our compensation policies, including those relating to our named executive officers. It generally describes the manner and context in which compensation is earned by, and awarded and paid to, our management and senior executives, who we refer to as our principals, and provides perspective on the tables and narratives that follow. For fiscal year 2013, the named executive officers of the Company were G. Moffett Cochran, our former Chairman and Chief Executive Officer, Richard R. Hough III, current Chief Executive Officer and President, Scott A. Gerard, Chief Financial Officer, David J. Campbell, General Counsel and Secretary, and Albert S. Messina, Managing Director and Portfolio Manager. Until our initial public offering in 2013, we were a private company.

References to “we”, “our” or “Company” in this Compensation Discussion and Analysis section that describe our historical compensation practices refer to Silvercrest L.P. and our predecessor Silvercrest GP LLC, and references to “we”, “our” or “Company” in this Compensation Discussion and Analysis section that describe our compensation practices following the consummation of our initial public offering in 2013 refer to Silvercrest Asset Management Group Inc. and its subsidiaries.

Philosophy and Objectives of Compensation Program

Our compensation program is designed to reward past performance on an individual, team, and company level, and encourages future contributions to achieving our strategic goals and enhancing stockholder value. Our method of compensating our principals is intended to meet the following objectives: (i) support our overall business strategy; (ii) attract, retain and motivate top-tier professionals within the investment management industry; and (iii) align the interests of our principals with those of our stockholders.

We believe that to create long-term value for our stockholders, we need a skilled and experienced management team focused on achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of revenue and delivering superior client service. We depend on our management team to execute the strategic direction of our Company and maintain our standards for ethical, responsible and professional conduct. We also rely on our management team to manage our professionals and distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns and superior client service. In addition, we depend on our management team to encourage an entrepreneurial and collegial business culture.

The elements of our compensation and equity participation programs have contributed to our ability to attract and retain a highly qualified team of professionals. For our principals, we use, and expect to continue to use, cash and equity compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us. In addition to cash compensation for our principals, we have recognized performance and value, which enhance our overall compensation objectives, by offering interests in Silvercrest L.P. By doing so, we have enabled our principals to share in the future profits, growth and success of our business.

Our compensation programs focus on rewarding performance that increases long-term stockholder value, including growing revenues, retaining clients, developing new client relationships, developing new products, improving operational efficiency and managing risks. We periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and adapt these programs as our Company grows in order to enable us to better achieve these, and future, objectives.

Determination of Compensation and Role of Directors and Principals in Compensation Decisions

Our executive compensation and equity participation programs were developed and implemented while we were a private company. We have not identified a specific peer group of companies for comparative purposes and have not engaged in formal competitive benchmarking of compensation against specific peer companies. In addition, we have not engaged a compensation consultant to assist in the annual review of our compensation practices or the development of compensation or equity participation programs for our principals.

Compensation of our employees is not determined using rigid metrics or formulae and all compensation decisions are subject to the discretion of the Executive Committee (which is composed of Mr. Hough, Mr. Gerard, Mr. Campbell, and Mr. Messina) and, ultimately, our Chief Executive Officer, Mr. Hough. Historically, base salaries, annual bonuses and incentive compensation of our employees are reviewed by the Executive Committee and adjusted as deemed necessary after taking into account both individual and company performance.

We have a Compensation Committee comprised solely of independent directors to assist the Board in the discharge of its responsibilities relating to the compensation of our named executive officers. In making its decisions, the Compensation Committee is guided by the recommendations of the Chief Executive Officer and the Executive Committee.

We have not adopted policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), although we have determined that it is important to encourage or provide a meaningful opportunity to acquire an amount of equity ownership by our principals to help align their interests with those of our Company. The allocation between cash and non-cash compensation has historically been based on a number of factors, including individual performance, company performance and company liquidity. These determinations vary from year to year. We may decide in future years to pay some or all of short-term and long-term incentives in equity depending upon the facts and circumstances existing at that time.

We have also not adopted policies with respect to current versus long-term compensation, but believe that both elements are necessary for achieving our compensation objectives for all employees. Our base salaries and performance bonuses are competitive for all employees. Equity awards for principals reward achievement of strategic long-term objectives, which we believe will contribute toward overall stockholder value.

Our Chief Executive Officer has discretion to determine the compensation of the named executive officers (other than himself), which he is expected to do in consultation with our Compensation Committee. Our Compensation Committee has overall oversight responsibility for our compensation policies, plans and programs. The Committee reviews our Company’s achievements and the achievements of our employees and is expected to provide input and guidance to our Chief Executive Officer in the determination of the specific type and level of compensation of our other named executive officers. The Committee is also expected to set the compensation of our Chief Executive Officer.

Principal Components of Compensation

We have established compensation practices that directly link compensation with individual and company performance, as described below. These practices apply to all of our principals, including our named executive officers. Ultimately, ownership in our Company has been the primary tool we have used to attract and retain senior professionals. As of April 18, 2014, our principals indirectly held approximately 39% of the interests in Silvercrest L.P. In connection with our reorganization in July 2013, all units in Silvercrest GP LLC, our predecessor, held by our principals were converted into interests in Silvercrest L.P. The interests in Silvercrest L.P. currently held by our principals entitle them to receive distributions from Silvercrest L.P.

In 2013, we provided the following elements of compensation to our principals, the relative value of each of these components for individual principals varying based on job role and performance: (i) base salary; (ii) annual cash bonus; and (iii) other benefits and perquisites, each of which is described below.

•	Base Salary. Base salaries are intended to provide the named executive officers with a degree of financial certainty and stability that does not depend entirely upon company or individual performance.

The intent behind all salaries is to provide a source of stable and predictable cash flow for each of our principals. The base salaries of our named executive officers for 2013 are set forth below in our “Summary Compensation Table.”

•	Annual Cash Bonus. Annual cash bonus is determined after the end of each fiscal year and is based on a number of variables that are linked to individual and company-wide performance for that year and over the longer term. Our principals’ annual bonus awards have been granted in the sole and absolute discretion of our Chief Executive Officer. Historically, our Chief Executive Officer determined his own bonus, if any, based upon the performance of our Company. Since our initial public offering, our Compensation Committee has assumed oversight of all of our compensation programs, including the approval of compensation of our Chief Executive Officer. The annual cash incentive compensation awarded to our named executive officers for fiscal year 2013 is set forth below in our “Summary Compensation Table”.

•	Deferred Equity-Based Compensation. All of our named executive officers and all of our principals own equity interests in our Company. As part of our annual incentive compensation for some of our named executive officers and other principals, we awarded deferred equity units which vest over a four-year period and performance units in 2011 and 2012 for performance in the prior year. Each performance unit represents the unsecured right to receive additional interests in Silvercrest L.P., but only if: (i) the recipient continues to hold the underlying deferred equity units at the time the performance units vest, which is four years from the date of issuance; and (ii) interests in Silvercrest L.P. have increased in value from date of issuance by at least 15% in year four. The value of the deferred equity and performance units when awarded is set forth below in our “Summary Compensation Table.”

•	Other Benefits and Perquisites. Each of our employees participates in the employee health benefit programs we maintain, including medical, group life and long-term disability insurance, on the same basis as all other employees, subject to satisfying any eligibility requirements and applicable law. We also provide other perquisites such as an automobile program, by which our present and former Executive Committee members are provided $500 per month toward auto lease or financing payments. In addition, we offer each of our employees our investment management services, if they place their funds in a separately-managed account with us, at a discounted advisory fee typically associated with these services. Currently we do not have plans to change the levels of perquisites received, but continue to monitor them and may make adjustments from time to time. The perquisites provided to our named executive officers in the fiscal year ending December 31, 2013 are described below in our “Summary Compensation Table”.

Stock Ownership Guidelines

While the compensation of our principals has primarily included a set salary and a discretionary bonus, virtually all of our principals own equity interests in Silvercrest L.P. As stated, we believe that equity ownership in our Company causes principals to have a long-term view of our success, and a healthy concern for the entire company, rather than merely improving their own compensation. Principals are incentivized to grow and increase the value of their equity interests by adding to our overall revenue and guarding our expenses in a way that a non-equity owner would not. All of our principals have been offered multiple opportunities to acquire ownership interests in our Company, and in many cases, have received annual incentive compensation awards which include such interests.

To date, only those employees who attained the title of Senior Vice President, Managing Director or higher have been invited to purchase equity interests in Silvercrest L.P. or receive them as annual incentive compensation awards. These transactions have taken a variety of forms. Some equity owners received equity interests in Silvercrest L.P. upon the acquisition by our Company of their prior firm. We have successfully completed five of these acquisitions. Some equity owners were invited to purchase equity interests in Silvercrest L.P. upon commencement of employment at our Company or upon achieving a specified seniority level at our

Company. On other occasions, we offered the opportunity to existing principals to purchase equity interests in Silvercrest L.P. that were redeemed by departing principals or issued new equity interests. In these cases, the principals purchased the equity interests by issuing promissory notes to us in the amount of the value of the equity interests purchased, some of which notes provided for annual amortization and others of which provided for a balloon payment. In addition, in 2012, some principals received additional equity interests as annual incentive compensation awards.

Our principals have not historically been subject to mandated equity ownership or retention guidelines. It is our belief that the equity component of our compensation program ensures that our principals are also owners whose incentives are directly aligned with those of our Company and our clients. Since our initial public offering, we have continued to promote broad and substantial equity ownership by our principals through both equity-based compensation awards, and performance awards that will be granted in appropriate circumstances. We may expand our equity ownership by creating opportunities for all employees, and not only our principals, to acquire equity interests in our Company. In addition, while an employee of Silvercrest L.P., our principals are required to retain at least 25% of the Class B units in Silvercrest L.P. that were owned by the principal on the date of consummation of our initial public offering.

Each holder’s profits percentage is fixed at the date of acquisition of the equity interests in Silvercrest L.P., subject to dilution when additional equity interests in these entities are issued or accretion if existing equity interests in their entities are redeemed and not resold. Under the terms of its second amended and restated limited partnership agreement, Silvercrest L.P. may retain profits for future needs of the partnership.

An equity interest in Silvercrest L.P. also allows the holder to participate in the appreciation or depreciation in the value of Silvercrest L.P., from and after the date of the grant of the equity interest, by participating in defined capital or liquidity events (as defined in the second amended and restated limited partnership agreement) or by redemption following termination of employment. The redemption of these equity interests is described in detail below under “Vesting and Redemption of Silvercrest L.P.”

In connection with our reorganization in 2013, the terms of the equity interests held by our named executive officers changed in several significant respects. As part of our reorganization, interests in Silvercrest L.P. were exchanged for Class B units of Silvercrest L.P. and shares of our Class B common stock. Class A units in Silvercrest L.P. are held by Silvercrest, the new general partner of Silvercrest L.P. Each Class A unit and Class B unit gives its holder the right to a percentage of the current profits of Silvercrest L.P. (as defined in the second amended and restated limited partnership agreement). Since our initial public offering, a substantial portion of the economic return of our principals has continued to be obtained through their equity ownership in Silvercrest L.P. We believe that the continued link between the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restrictions on transfer and the ownership requirements to which they will be subject will align their interests with those of our stockholders.

As an element of compensation, we intend to grant equity-based awards to those individuals considered to be important to our Company’s future success, primarily, (i) those professionals responsible for the investment performance of our strategies; (ii) those professionals principally responsible for servicing our existing clients and increasing our client base; and (iii) our executive officers.

At December 31, 2013, our named executive officers held deferred equity units with profits percentages and equity balances in Silvercrest L.P. as follows:

	Profits Percentage (1)	2013 Earned Profits (2)	Equity Balance as of December 31, 2013 (3)
G. Moffett Cochran (4)	0.27%	$63,786	$563,671
Richard R. Hough	0.27%	$54,834	$575,058
Scott A. Gerard	0.08%	$16,207	$168,130
David J. Campbell	0.11%	$22,729	$242,147
Albert S. Messina	0.29%	$46,829	$609,220

(1)	The amounts in this column represent the respective combined vested and unvested deferred equity unit percentages of our named executive officers.
(2)	The amounts in this column represent allocations of 2013 profits to our named executive officers pursuant to their respective equity interests related to both vested and unvested deferred equity units. Profits allocations related to the vested and unvested deferred equity units were determined based on the net income of Silvercrest L.P.
(3)	The amounts in this column represent the respective combined vested and unvested deferred equity unit account balances of our named executive officers that would be paid to the holder following termination of employment under certain circumstances. The amounts in this table assume that the holder’s employment was terminated by death or disability.
(4)	G. Moffett Cochran died on November 18, 2013.

Tax Considerations

Our Compensation Committee is expected to consider the anticipated tax and accounting treatment of various payments and benefits to us and, when relevant, to our principals, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. We have endeavored to structure compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

In evaluating our compensation program, we have identified two primary risks relating to compensation: (i) the risk that compensation will not be sufficient to retain talent and (ii) the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure and set compensation levels for all employees in a way that we believe contributes to low rates of employee attrition. We do not use compensation consultants, but we receive regular and ongoing input from industry representatives and other market sources through our (1) participation on the Pershing Advisor Solutions, a service which provides a customized approach to understanding the RIA business and a range of solutions to help meet demand, with MFO/RIA peers; (2) participation in other custodian advisor forums and industry events; (3) review of compensation surveys by companies such as The Bower Group, which provides international consulting services to a range of clients; (4) review of industry publications featuring stories on compensation practices and metrics; and (5) reviewing the Moss Adams Adviser Compensation and Staffing Study, which is prepared by Pershing Advisor Solutions, Moss Adams LLP and IN Advisor Solutions and includes data on hundreds of advisory firms. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose ongoing restrictions on the ability of our principals to dispose of their equity holdings acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel as evidenced by the long-term tenure of our principals.

To address the risk that our compensation programs might provide unintended incentives, we keep our compensation programs simple and we tie the long-term component of equity-based compensation to our company-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us. As mentioned, our

Compensation Committee, which is comprised entirely of independent directors, reviews our compensation plans and policies periodically to ensure proper alignment with overall company goals and objectives. Our Compensation Committee also reviews the risks arising from our compensation policies and practices and assesses whether any such risks are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table shows the annual compensation of our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer, who were serving as executive officers on December 31, 2013. These officers are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($) (4)	Bonus ($) (5)	Stock Awards ($) (6)	Cash Distributions (7)	All Other Compensation Earnings ($) (8)	Total ($)
G. Moffett Cochran, former Chairman and Chief Executive Officer (1)	2013	$662,414	$—	$—	$53,285	$301,777	$1,017,477
	2012	$708,333	$—	$—	$16,680	$248,352	$973,365
	2011	$500,000	$—	$396,750	$11,191	$230,523	$1,138,464

Richard R. Hough, Chief Executive Officer and President (2)	2013	$500,000	$599,400	$—	$54,486	$—	$1,153,886
	2012	$455,691	$425,000	$207,814	$16,453	$—	$1,104,958
	2011	$400,000	$225,000	$74,494	$8,607	$—	$708,101

Scott A. Gerard, Chief Financial Officer	2013	$375,000	$490,000	$—	$16,177	$—	$881,177
	2012	$339,095	$350,000	$69,167	$4,759	$—	$763,021
	2011	$325,000	$200,000	$66,007	$1,974	$—	$592,981

David J. Campbell, General Counsel and Secretary	2013	$375,000	$385,000	$—	$22,653	$—	$782,653
	2012	$339,095	$275,000	$34,584	$7,457	$—	$656,136
	2011	$325,000	$175,000	$57,756	$5,152	$—	$562,908

Albert S. Messina, Managing Director and Portfolio Manager (3)	2013	$300,000	$306,000	$—	$45,669	$21,374	$673,043
	2012	$300,000	$381,489	$—	$19,562	$—	$701,051
	2011	$300,000	$391,000	$125,649	$15,791	$—	$832,440

(1)	As previously disclosed, Mr. Cochran passed away in November 2013.
(2)	Mr. Hough was named President in February 2012 and Chief Executive Officer in November 2013.
(3)	Mr. Messina was appointed to the Executive Committee and became a named executive officer in April 2013.
(4)	Amounts represent guaranteed payments made to our named executive officers.
(5)	Amounts represent cash bonuses earned at December 31, 2013, 2012 and 2011 and paid in February 2014, 2013 and 2012, respectively.
(6)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718, or ASC 718, associated with deferred equity units in Silvercrest L.P., including distributions in respect of such units, calculated pursuant to ASC 718. Pursuant to ASC 718, Silvercrest L.P. recognizes compensation expense associated with the granting of equity-based compensation based on the grant-date fair value of the award if it is classified as an equity instrument, and on the changes in settlement amount for awards that are classified as liabilities. Silvercrest L.P.’s deferred equity unit-based awards have redemption features that necessitate their classification as liabilities and, accordingly, changes to their redemption values subsequent to the grant date have been included as a component of compensation expense.
(7)	Amounts showing in this column represent the amount of cash distributed to each of the named executive officers on account of his vested and unvested deferred equity units for the respective year.
(8)

For 2013, amounts in this column represent the aggregate dollar amount of all other compensation received by Mr. Cochran and Mr. Messina, consisting of employer-paid car allowances equal to $5,500 and $6,000, respectively, insurance premiums for life and disability insurance benefiting Mr. Cochran and Mr. Messina equal to $1,228 and $1,340, respectively, and the savings of $295,049 and $14,034, to Mr. Cochran and Mr. Messina, respectively, for the discounted advisory fee for investment management services on their funds placed in separately managed accounts with the Company. For 2012 and 2011, amounts in this column represent the aggregate dollar amount of all other compensation received by Mr. Cochran, consisting of employer-paid car allowances equal to $6,000 and $6,000, respectively, insurance premiums for life and disability insurance benefiting Mr. Cochran equal to $6,370 and $6,200, respectively, and the savings of $235,652 and $218,323, to Mr. Cochran for the discounted advisory fee for investment management services on his funds placed in separately managed accounts with the Company. None of the perquisites received by our other named executive officers exceeded $10,000 in 2013, 2012 and 2011.

Employment Agreements

We do not have employment agreements with any of our named executive officers. As limited partners of Silvercrest L.P., pursuant to the terms of the second amended and restated limited partnership agreement with Silvercrest L.P., each of our named executive officers may not, while employed and during the one-year period following termination of employment by the employee, without good reason, (i) contact any of our clients or vendors or otherwise solicit any of our clients or vendors to terminate their relationship with us; (ii) accept any business from any of our clients with whom the employee dealt while at our Company; or (iii) hire any of our employees.

Outstanding Equity Awards at Fiscal Year End 2013

The following table sets forth information relating to equity interests in Silvercrest L.P. issued to our named executive officers subject to vesting provisions.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (as of 12/31/2013) ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Moffett Cochran (2)	11,246	$191,744	—	$—
Richard R. Hough (3)	33,399	$569,449	—	$—
Scott A. Gerard (4)	10,951	$186,718	—	$—
David J. Campbell (5)	12,945	$220,713	—	$—
Albert S. Messina (6)	25,606	$436,591	—	$—

(1)	Represents (i) $17.05 per unit, which is the effective per unit value as of December 31, 2013, multiplied by (ii) the number of unvested units.
(2)	Represents performance units which may vest on February 28, 2015 if performance targets are met.
(3)	3,605 units vest on February 24, 2014. 7,209 units, which represent performance units, vested on February 24, 2014 because the performance target was met, but were unvested as of December 31, 2013. 1,552 units vest on each of February 28, 2014 and 2015. 3,104 units, which represent performance units, may vest on February 28, 2015 if performance targets are met. 3,276 units vest on each of February 28, 2014, 2015, and 2016. 6,551 units, which represent performance units, may vest on February 28, 2016 if performance targets are met.
(4)	1,375 units vest on each of February 28, 2014 and 2015. 2,750 units, which represent performance units, may vest on February 28, 2015 if performance targets are met. 1,090 units vest on each of February 28, 2014, 2015, and 2016. 2,180 units, which represent performance units, may vest on February 28, 2016 if performance targets are met.

(5)	1,802 units vest on February 24, 2014. 3,605 units, which represent performance units, vested on February 24, 2014 because the performance target was met, but were unvested as of December 31, 2013. 1,203 units vest on each of February 28, 2014 and 2015. 2,406 units, which represent performance units, may vest on February 28, 2015 if performance targets are met. 545 units vest on each of February 2014, 2015 and 2016, 1,090 units, which represent performance units, may vest on February 28, 2016 if performance targets are met.
(6)	6,315 units vest on February 24, 2014. 9,476 units, which represent performance units, vested on February 24, 2014 because the performance target was met, but were unvested as of December 31, 2013. 2,617 units vest on each of February 28, 2014 and 2015. 4,581 units, which represent performance units, may vest on February 28, 2015 if performance targets are met.

Option Exercises and Stock Vested During the Year Ended December 31, 2013

The following table sets forth information concerning interests in Silvercrest L.P. acquired upon the vesting of deferred equity units by the named executive officers during the year ended December 31, 2013.

	Equity Awards
Name	Number of L.P. Interests Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
G. Moffett Cochran	24,795	$359,526
Richard R. Hough	8,432	$125,388
Scott A. Gerard	2,465	$36,660
David J. Campbell	3,551	$52,799
Albert S. Messina	8,933	$132,837

(1)	Reflects the vesting date fair value computed in accordance with ASC 718 associated with deferred equity units in Silvercrest L.P.

Pension Benefits

We do not sponsor or maintain any benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control. In determining amounts payable, we have assumed in all cases that the termination of employment occurred on December 31, 2013.

Severance Benefits

We do not offer or have in place any formal retirement, severance, or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control. Our named executive officers, therefore, do not have employment, severance, change in control or other agreements with us that would require any payments to them in the event of a termination of employment and/or a change in control. Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Deferred Equity Units and Performance Units

As part of bonus compensation for performance during 2009, SAMG LLC awarded to its principals 50% of the annual bonus earned by them in deferred equity units and performance units. For performance during 2010, the percentage was 25%, except in the case of Mr. Cochran, for whom the percentage in 2010 was 100%. For performance during 2011, discretionary awards were made in 2012 to all members of the Executive Committee, except for Mr. Cochran and Mr. Messina. As of December 31, 2013, there were 175,298 deferred equity units and 242,074 performance units outstanding. The deferred equity units and performance units were not issued pursuant to a plan.

Deferred Equity Units

Each deferred equity unit represents the right to receive one Class B unit of Silvercrest L.P. All deferred equity units receive distributions to the same extent as if underlying units exercisable therefore were deemed outstanding. As part of our reorganization in July 2013, all deferred equity units outstanding immediately prior to the consummation of our initial public offering represented the right to receive an equal number of Class B units of Silvercrest L.P. Each deferred equity unit vests in four annual increments of 25% beginning on the first anniversary of the date of grant. On each vesting date, each deferred equity unit will entitle the holder thereof to receive one Class B unit of Silvercrest L.P. On each vesting date, the holder of a deferred equity unit will have the right to require SAMG LLC to pay the holder cash for a specified percentage of the deferred equity units in lieu of issuing Class B units to the holder for that percentage. The Executive Committee sets the specified percentage that may be paid in cash at the option of the holder of the deferred equity units each year.

Performance Units

SAMG LLC also granted to each employee who received an award of deferred equity units, a number of performance units which represent the right to receive one unit of Silvercrest L.P. for every two units of Silvercrest L.P. issued upon vesting of the deferred equity units awarded to the employee. As part of our reorganization, each performance unit became exercisable for one Class B unit for every two Class B units issued upon vesting of the deferred equity units awarded to the employee. Each performance unit is subject to forfeiture if (i) the Class B units granted to the employee pursuant to the corresponding deferred equity unit are not held by such employee on the earlier of (A) February 29, 2016 for the fiscal 2011 performance units, February 28, 2015 for the fiscal 2010 performance units, and February 24, 2014 for the fiscal 2009 performance units and (B) the consummation of a change of control transaction or (ii) the value per Class B unit did not increase at least 15% per annum based on the Adjusted EBITDA (as defined in the unit award agreement) of Silvercrest L.P. calculated as of December 31, 2015, 2014, and 2013, respectively. Performance units are not entitled to any distributions from Silvercrest L.P. until the underlying Class B units are issued.

Dividend Equivalents

Each deferred equity unit also entitles the holder to receive distributions from Silvercrest L.P. in the same amounts and at the same times as the holder would have received the distributions had the Class B units underlying the deferred equity units been issued on the date of grant.

Treatment upon Termination of Employment

Voluntary Resignation and Termination with Cause

All deferred equity units and performance units are automatically forfeited upon a voluntary resignation or termination with cause. The right to receive dividend equivalents on the deferred equity units also terminates upon a termination of employment for the reasons stated above.

Involuntary Termination without Cause, Death, Disability and Retirement

Upon an employee’s involuntary termination by us, the disability of the employee, the retirement by the employee or an employee’s death, all deferred equity units become fully and immediately vested. The Executive Committee may determine as of the date of termination of employment the percentage of the deferred equity units held by the terminated employee that may be settled in cash. If an employee is terminated for any of the reasons set forth above, the terminated employee will receive a prorated number of Class B units based on the period of time employed between the date of grant and the settlement of the performance units when the performance target is achieved. The performance units will not be settled until the achievement of the performance target, if at all. In addition, the right to receive dividend equivalents on the deferred equity units will continue until the deferred equity units are settled.

Change in Control

All of the deferred equity units automatically vest in full upon the consummation of a change in control transaction (as defined in the unit award agreement). The Executive Committee will determine whether the performance target for the performance units was achieved as of the closing date of the change in control transaction. If the performance target is achieved, the holder will receive settlement in full of the performance units upon the closing of the change in control transaction.

Vesting and Redemption of Silvercrest L.P. Interests

Unless otherwise determined by the Board, in its sole discretion, or previously agreed to by the holder, his or her permitted transferees and us, if a holder of Silvercrest L.P. Class B units is terminated for cause, the holder (and, to the extent of any Class B units, transferred to his or her permitted transferees) would forfeit all of his, her or their unvested Class B units, if any, and, at our option, Silvercrest L.P. would have the right to redeem all of the vested Class B units collectively held by the holder and his or her permitted transferees for a purchase price equal to the lesser of (i) the aggregate capital account balance in Silvercrest L.P. of the holder and his or her permitted transferees and (ii) the purchase price paid by the terminated holder to first acquire the Class B units. In addition to the redemption described above, any holder terminated for cause will cease to receive any payments required to be made to the holder under the tax receivable agreement.

In the event of termination of employment of a named executive officer due to death or disability on December 31, 2013, no termination payments would be required to be made to any of our named executive officers.

2012 Equity Incentive Plan

The Board has adopted, and our shareholders have approved, the 2012 Equity Incentive Plan. The purposes of the 2012 Equity Incentive Plan are to (i) align the long-term financial interests of our employees, directors, consultants and advisers with those of our stockholders; (ii) attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy; and (iii) provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the 2012 Equity Incentive Plan provides for the grant of units of Silvercrest L.P. (All references to units or interests of Silvercrest L.P. refer to Class B units of Silvercrest L.P. and accompanying shares of Class B common stock of our Company). The 2012 Equity Incentive Plan also provides for the grant of stock options (both stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code and non-qualified stock options), stock appreciation rights, or SARs, restricted stock awards, restricted stock units, performance-based stock awards and other stock-based awards (collectively, stock awards) based on our Class A common stock. Incentive stock options may be granted only to employees; all other awards may be granted to employees, including officers, members, limited partners or partners who are engaged in the business of one or more of our subsidiaries, as well as non-employee directors and consultants.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans as of December 31, 2013.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—	$—	1,670,960
Equity compensation plans not approved by stockholders	—	$—	—

Total	—	—	1,670,960

INFORMATION CONCERNING OUR NON-DIRECTOR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of April 18, 2014.

Name	Age	Position
Scott A. Gerard	46	Chief Financial Officer
David J. Campbell	45	General Counsel and Secretary

Our executive officers are elected by and serve at the discretion of the Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of all executive officers.

Scott A. Gerard is our Chief Financial Officer. Mr. Gerard has served as Chief Financial Officer of SAMG LLC since 2010. Prior to joining Silvercrest, Mr. Gerard was Chief Financial Officer of Brand Connections, LLC, a private equity-backed marketing and media company from December 2008 through November 2009. Previously, he was Chief Financial Officer of Guideline, Inc., a publicly-held business research firm. Prior to Guideline, Mr. Gerard was a Division Controller with Citigroup Inc. and began his career with KPMG LLP. Mr. Gerard is a Certified Public Accountant and received a B.S. in accounting from the University of Buffalo.

David J. Campbell is our General Counsel and Secretary. Mr. Campbell has served as the General Counsel of SAMG LLC since 2009. Prior to joining Silvercrest, Mr. Campbell served as a Managing Director and Associate General Counsel at Jefferies & Company, Inc. from 2006 to 2009. Mr. Campbell began his career at DLJ Securities Corporation, where as a Senior Vice President he provided advice and counsel to DLJ’s Pershing Division, Investment Services Group and DLJdirect. In 2001, he joined the law firm of Bressler, Amery & Ross, P.C., where he was a partner. He graduated with a B.A. from The George Washington University and a J.D. from Villanova University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 28, 2014 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The following table sets forth information known to us regarding the ownership of our common stock as of April 18, 2014 by:

•	each person or entity that beneficially owns more than five percent of our common stock;

•	each member of the Board;

•	each of our executive officers named in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

The percentages of common stock beneficially owned are based on 7,522,974, 4,710,045 and 12,233,019 shares of our Class A, Class B and total common stock outstanding, respectively, on April 18, 2014.

	Class A Shares beneficially owned		Class B Shares beneficially owned		Total Shares beneficially owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Lord, Abbett & Co. LLC (1)	486,461	6.5%	—	—	486,461	4.0%
90 Hudson St., Jersey City, NJ 07302

Royce & Associates, LLC (2) 745 Fifth Avenue, New York, NY 10151	670,200	8.9%	—	—	670,200	5.5%

Keeley Asset Management Corp. (3) 111 W. Jackson, Suite 810, Chicago, IL 60604	418,320	5.6%	—	—	418,320	3.4%

Executive Officers, Directors and Others
Richard R. Hough III	200	*	171,438	3.6%	171,638	1.4%
Scott A. Gerard	100	*	60,325	1.3%	60,425	*
David J. Campbell	100	*	95,069	2.0%	95,169	*
Albert S. Messina	—	—	197,097	4.2%	197,097	1.6%
Winthrop B. Conrad	3,000	*	—	—	3,000	*
Wilmot H. Kidd III	25,000	*	—	—	25,000	*
Richard S. Pechter	10,000	*	—	—	10,000	*
Estate of G. Moffett Cochran	1,893,857	25.2%	—	—	1,893,857	15.5%
Martin Jaffe	—	—	926,914	19.7%	926,914	7.6%
All executive officers and Directors as a group (7 persons)	38,400	*	523,930	11.1%	562,330	4.6%

*	Less than 1%
(1)	The number of shares owned is based on information included in the Form 13G/A filed by Lord, Abbett & Co. LLC (“Lord”) with the SEC on April 10, 2014. According to the Form 13G/A, Lord has sole dispositive power over 486,461 shares of our Class A common stock, shared dispositive power over zero shares of our Class A common stock, sole voting power of over 486,461 shares of our Class A common stock and shared voting power over zero shares of our Class A common stock.
(2)	The number of shares owned is based on information included in the Form 13G/A filed by Royce & Associates, LLC (“Royce”) with the SEC on January 14, 2014. According to the Form 13G/A, Royce has sole dispositive power over 670,200 shares of our Class A common stock, shared dispositive power over zero shares of our Class A common stock, sole voting power of over 670,200 shares of our Class A common stock and shared voting power over zero shares of our Class A common stock.
(3)	The number of shares owned is based on information included in the Form 13G filed by Keeley Asset Management Corp. (“Keeley”) with the SEC on February 7, 2014. According to the Form 13G, Keeley has sole dispositive power over 418,320 shares of our Class A common stock, shared dispositive power over zero shares of our Class A common stock, sole voting power of over 418,320 shares of our Class A common stock and shared voting power over zero shares of our Class A common stock. John L. Keeley, Jr., President of Keeley, may be deemed to have beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires “insiders,” including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and NASDAQ, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal year 2013.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2014

Our Audit Committee has selected Deloitte as our independent registered public accounting firm for fiscal year 2014. Deloitte also served as our independent registered public accounting firm for fiscal year 2013. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2014.

Members of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2014.

2013 and 2012 Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche LLP as of and for the fiscal year ended December 31, 2013 and 2012 are set forth below.

	2013	2012
Audit Fees (a)	$1,083,250	$1,517,569

(a)	Audit fees consist of fees for professional services provided in connection with the annual audit and interim reviews of our consolidated financial statements, and in connection with our initial public offering and the reorganization transactions. Audit fees and fees in connection with our initial public offering and the related reorganization transactions were $526,930 and $556,320 and $427,703 and $1,089,866 for the fiscal years ended December 31, 2013 and 2012, respectively.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all services provided by Deloitte during 2013 for the period after we became a public company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2014.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and operate pursuant to a written charter approved by the Board. We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NASDAQ listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The Board has determined that the Audit Committee’s current chairman, Mr. Wilmot H. Kidd III, is the Audit Committee “financial expert”, as defined by SEC rules.

Management is responsible for the Company’s financial reporting process, including the Company’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States. Our responsibility is to monitor and review this process. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.

During 2013 we met twice. During 2013, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2013;

•	met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;

•	met regularly with the independent accountants outside the presence of management;

•	reviewed and discussed the quarterly reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, Auditing Standard No.16, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

We considered whether the independent accountants’ provision of audit-related services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the audit-related services are compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2014.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE

Wilmot H. Kidd III, Chairman

Winthrop B. Conrad, Jr.

Richard S. Pechter

OTHER MATTERS

A copy of our 2013 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement. The annual report is not part of our proxy soliciting material.

By order of the Board of Directors,

David J. Campbell

General Counsel and Secretary

New York, New York

April 30, 2014

0 144751330 Avenue of the Americas, 38th Floor New York, NY 10019THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David J. Campbell and Scott A. Gerard as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Class A Common Stock of SILVERCREST ASSET MANAGEMENT GROUP INC. held of record by the under signed on April 28, 2014, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1330 Avenue of the Americas, 38th Floor, New York, NY 10019, on June 11, 2014,or any adjournment or postponement thereof. The shares of stock you hold as of the close of business on April 28, 2014 will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for director (Proposal 1)and “FOR” Proposal 2, and otherwise in accordance with the best judgment of the proxy holder.(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF SILVERCREST ASSET MANAGEMENT GROUP INC. June 11, 2014 Class A IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, proxy statement and proxy card are available at http://www.silvercrestgroup.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below). O Wilmot H. Kidd III O Richard S. Pechter 2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of 2014 Annual Meeting of Stockholders, a Proxy Statement for the 2014 Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- Please detach along perforated line and mail in the envelope provided. ---------------- 20230000000000000000 0 061114 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below). O Wilmot H. Kidd III O Richard S. Pechter 2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of 2014 Annual Meeting of Stockholders, a Proxy Statement for the 2014 Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF SILVERCREST ASSET MANAGEMENT GROUP INC. June 11, 2014 Class A INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20230000000000000000 0 061114 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, proxy statement and proxy card are available at http://www.silvercrestgroup.com

0 --------------- . -------------- 14475 1330 Avenue of the Americas, 38th Floor New York, NY 10019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David J. Campbell and Scott A. Gerard as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Class B Common Stock of SILVERCREST ASSET MANAGEMENT GROUP INC. held of record by the undersigned on April 28, 2014, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1330 Avenue of the Americas, 38th Floor, New York, NY 10019, on June 11, 2014, or any adjournment or postponement thereof. The shares of stock you hold as of the close of business on April 28, 2014 will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for director (Proposal 1) and “FOR” Proposal 2, and otherwise in accordance with the best judgment of the proxy holder. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF SILVERCREST ASSET MANAGEMENT GROUP INC. June 11, 2014 Class B IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, proxy statement and proxy card are available at http://www.silvercrestgroup.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below). O Wilmot H. Kidd III O Richard S. Pechter 2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of 2014 Annual Meeting of Stockholders, a Proxy Statement for the 2014 Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- Please detach along perforated line and mail in the envelope provided. ---------------- 20230000000000000000 0 061114 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below). O Wilmot H. Kidd III O Richard S. Pechter 2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of 2014 Annual Meeting of Stockholders, a Proxy Statement for the 2014 Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF SILVERCREST ASSET MANAGEMENT GROUP INC. June 11, 2014 Class B INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20230000000000000000 0 061114 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, proxy statement and proxy card are available at http://www.silvercrestgroup.com